Exhibit 23(a)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 17, 2021, relating to the financial statements of Xcel Energy Inc. and subsidiaries, and the effectiveness of Xcel Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
April 22, 2021